         Exhibit 10.50
December 21, 2020
Michael Reed “ELECTRONIC DELIVERY”

Dear Mike:

This letter agreement (this “Agreement”) sets forth the principal terms of your employment as the Chief Executive Officer of Gannett Co., Inc. (the “Company”).

1.Position, Duties and Reporting: Effective on or about January 1, 2021 (the actual date on which you commence employment with the Company, the “Effective Date”), you will become employed by the Company and will continue to serve as the Chief Executive Officer of the Company and report directly to the Board of Directors of the Company (the “Board”). In your role as the Chief Executive Officer of the Company, you will continue to have the same duties, authorities and responsibilities as you had immediately before the Effective Date, along with such other duties, authorities and responsibilities, consistent with your position, as are designated from time to time by the Board. Your principal place of employment will be the Company’s office located in New York, New York. You agree to devote your full professional time and attention to the business and affairs of the Company.

2.Employment Status: You will be an “at will” employee and accordingly, your employment may be terminated by either you or the Company at any time for any reason or no reason. You will be subject to all Company policies applicable to senior executives of the Company as in effect from time to time, including, without limitation, ethics policy, insider trading policy, stock ownership guidelines, clawback and arbitration, as the same shall be made available to you from time to time.

3.Base Salary: You will be paid a base salary at an annualized rate of $900,000 in accordance with the Company’s regular payroll practices in effect from time to time; provided, that, the Company reserves the right to reduce the base salary from time-to-time consistent with across-the-board reductions applicable to senior executives generally.

4.Cash Bonus: During each calendar year that you are employed by the Company, commencing with 2021, you will be eligible for an annual cash bonus based on achievement of such performance criteria as may be established by the Board or a committee thereof in accordance with the terms of the annual bonus plan applicable to senior executives of the Company as in effect from time to time (the “ABP”). The target annual bonus level is 110% of your base salary. You understand that no annual bonus amounts are guaranteed. Notwithstanding the foregoing, the Company may modify or terminate the ABP at any time, at the Company’s sole discretion.

5.Initial Long-Term Incentive Grant: As soon as practicable after the Effective Date, you will receive an award of performance-based restricted stock units that is intended to serve as both a transition award and your annual equity award in respect of the 2021 calendar year (the “Initial PRSU Grant”). The Initial PRSU Grant will have a term of three years from the Effective Date (the “Vesting Period”) and will provide you with the ability to
Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

earn a target of 2,000,000 shares of the Company’s common stock based on the achievement of specified stock price goals.

6.Annual Long-Term Incentive Grants: During each calendar year that you are employed by the Company, beginning with 2022, you will be eligible to participate in the Company’s Long-Term Incentive Compensation Plan (“LTIP”) on such terms and conditions as are determined by the Company. Any LTIP grants that you receive will be subject to the terms and conditions of the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan (or a successor thereto) and the pertinent award agreement.

7.Paid Time Off: During your employment, you will be entitled to paid time off in accordance with the Company’s policies then in effect for senior executives of the Company.

8.Benefits: During your employment, you will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and its affiliates on the same basis and terms as are applicable to senior executives of the Company. The Company reserves the right to review, amend and/or terminate its benefit plans and compensation practices from time to time in accordance with their terms.

9.Severance: In lieu of any other severance benefit offered by the Company or that otherwise may be available to you, you will be eligible to participate in the Company’s Key Employee Severance Plan or any successor thereto.

10.Change in Control: You will be designated as a “Participant” in the Company’s 2015 Change in Control Severance Plan, as amended, or any successor thereto.
11.Solicitation of Employees: You agree that during the period of your employment with the Company and for the one-year period immediately following the date of termination of your employment with the Company for any reason, you shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire an individual who is or was in the employ of the Company or any of its affiliates during the immediately preceding one-year period.

12.No Conflicts; Indemnification: You hereby represent that you are not party to any agreement or understanding of any kind, including, without limitation, any noncompetition or confidentiality agreements, which would in any way restrict or prohibit you from being employed by the Company or its affiliates or performing your duties hereunder. You hereby agree to indemnify, defend and hold the Company harmless for any claims, losses, costs or expenses incurred by the Company or any of its affiliates as a result of your breach of the foregoing representation. You acknowledge that the
Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Company has informed you that you are not to use or cause the use of any confidential or proprietary information from any prior employer in any manner whatsoever in connection with your employment by the Company. During the course of your employment, the Company shall maintain director and officer liability insurance (“D&O Insurance”) under which you shall be covered to the fullest extent permissible under the Company’s D&O Insurance policy or policies.

13.Notice: For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one part to another party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the General Counsel of the Company and, if to you, to the most recent address shown in the personnel records of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

14.Withholding: The Company shall be entitled to withhold (or to cause the withholding of) the amount of all taxes it determines to be required to be withheld with respect to any amount paid to you hereunder. All amounts hereunder shall also be subject to applicable deductions.

15.Code Section 409A: The parties intend for payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier).

16.Entire Agreement; Certain Acknowledgments and Representations: This Agreement constitutes the entire agreement between you and the Company and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof, including, without limitation, any term sheets or other similar presentations. You acknowledge that you have had an opportunity to review and understand the terms of this Agreement. No statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be altered, modified, or amended except by written instrument signed by each of the parties hereto. You hereby acknowledge that you have read and understand this Agreement, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and have entered into this Agreement freely based on your own judgment. You acknowledge that you have had the opportunity to consult with legal counsel of your choice in connection with the drafting, negotiation and execution of
Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

this Agreement. You have represented to the Company and you hereby further represent that you have not engaged in sexual harassment and that, to your knowledge, you have not been accused of sexually harassing any person.

17.Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal personal representatives.

18.Condition Precedent: The terms provided in this Agreement are subject to the approval of the Board or a committee thereof, and the offer set forth in this Agreement shall be null and void in the event that such approval does not occur.

19.Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of law principles thereof.

20.Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered via facsimile or in .pdf shall be deemed effective for all purposes.
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Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Please confirm your agreement to the foregoing by signing the enclosed copy of this letter and returning it to the undersigned.
Very truly yours,

/s/Douglas E. Horne
Douglas E. Horne
Chief Financial Officer

Accepted and agreed to this 21st day of December, 2020.

/s/ Michael E. Reed
Michael E. Reed

Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107